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                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and
Shareholders of Network Six, Inc.:

We consent to the incorporation by reference herein of our report dated
April 10, 1996, which report appears in the December 31, 1995 Form 10K of Network Six, Inc., and to reference to our firm under the heading "Experts" in the aforementioned Form S-8.

Our report dated April 10, 1996 contains an explanatory paragraph that states that the Company's recurring losses on a significant contract raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

                                                  /s/ KPMG Peat Marwick LLP

Providence, Rhode Island
November 20, 1996